Exhibit 4.1

THIS PROMISSORY NOTE AND THE SECURITIES OBTAINABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

6% CONVERTIBLE SUBORDINATED PROMISSORY NOTE

March 30, 2012
U.S. $3,300,000

FOR VALUE RECEIVED, the undersigned, National Holdings Corporation, a Delaware corporation (the “Company”), hereby unconditionally promises to pay National Securities Growth Partners LLC (the “Holder”), on the Maturity Date (as defined in Section 1 hereof) to the order of the Holder, in lawful money of the United States of America and in immediately available funds, the principal amount of THREE MILLION THREE HUNDRED THOUSAND AND 00/100 UNITED STATES DOLLARS ($3,300,000) (the “Principal Amount”).  Simple interest shall accrue and be payable under this Note at the Maturity Date or upon conversion at the rate of 6% per annum (“Interest”).

This Note shall be binding upon the Company and its successors and permitted assigns and shall inure to the benefit of the Holder and its successors and assigns.  The Company may not assign or delegate any of its duties or obligations under this Note without the written consent of the Holder.

This Note is a 6% convertible subordinated promissory note made by the Company in favor of the Holder (the “Note”) and issued pursuant to that certain Securities Purchase Agreement by and between the Company and the Holder, of even date herewith (the “Securities Purchase Agreement”).

1.           Maturity.  Unless otherwise converted into the Units (as hereinafter defined) in accordance with Section 2 hereof, this Note shall mature on the earlier to occur of (i) 10 business days after delivery by the Holder of a notice of maturity (the “Maturity Notice”); provided that the Holder shall not be entitled to issue a Maturity Notice prior to December 30, 2012, or (ii) March 30, 2015, unless, in each case, such date shall be otherwise extended in writing by the Holder in the Holder’s sole and absolute discretion (such date, the “Maturity Date”); provided that upon completion of a restructuring of the capital of the Company in a manner satisfactory to the Holder, in its sole discretion (a “Company Restructuring”), the Maturity Date shall be March 30, 2015, unless extended in accordance with this paragraph 1; provided further for the avoidance of doubt, that upon a Company Restructuring, the Holder shall not be entitled to deliver a Maturity Notice prior to March 30, 2015, unless otherwise agreed in writing by the Company and the Holder.  On the Maturity Date, unless, and to the extent, converted into Units in accordance with the provisions hereof or unless an Event of Default (as defined below) shall be in effect, any and all outstanding Principal and accrued Interest due and owing under the Note shall be immediately paid by the Company.

2.           Conversion.

(a)           Conversion Price and Optional Conversion.  The Holder shall have the right, at its option at any time prior to the Maturity Date, to convert all or a portion of the Principal Amount of this Note then outstanding, together with any accrued but unpaid interest, into units of the Company (the “Units”) consisting of (a) a newly created class of Series E Preferred Stock of the Company (the “Preferred Stock”) convertible into shares of the Company’s common stock, $0.02 par value per share at a purchase price of $50.00 per share of Series E Preferred Stock (the “Common Stock”) and (b) a warrant exercisable for shares of Common Stock equal to 100% of the shares of Common Stock underlying the Preferred Stock at a exercise price of $0.50 per share (subject to adjustment) (the “Unit Warrant”).  The number of Units to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the principal amount of this Note being converted by (ii) the price per Unit being sold in the Equity Financing (hereinafter referred to as the “Conversion Price”).  Any fraction of a Unit resulting from this calculation shall be rounded upward to the next whole Unit.  The Company covenants to cause the Preferred Stock, the Unit Warrant and the shares of Common Stock underlying the Preferred Stock and the Unit Warrant, when issued pursuant to this Section 2(a) or the terms of the Preferred Stock and the Unit Warrant, to be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof, other than any taxes, liens or charges not caused by the Company.

(b)           Mechanics and Effect of Conversion.  To exercise the conversion privilege, the Holder shall surrender this Note, together with a written conversion notice, (a “Written Election to Convert”) in the form attached hereto as Exhibit A, to the Company at its principal office within 10 business days of its receipt of notice by the Company at any time.  Following the Company’s receipt of the Written Election to Convert, the Holder, or the nominee or nominees of such Holder, shall be treated for all purposes as the record holder of the Units and the securities thereunder deliverable upon such conversion as of the close of business on such date.  At its expense, the Company shall, within 5 days after receipt of the Written Election to Convert, issue and deliver to such Holder, at such Holder’s principal office, a certificate or certificates for the number of Units, Preferred Stock and Unit Warrants to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note.  Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the Principal Amount and accrued Interest being converted including without limitation the obligation to pay such portion of the Principal Amount and accrued Interest.

(c)           Equity Closing.  The Holder and the Company shall undertake their good faith best efforts to consummate the equity financing (the “Equity Financing”) pursuant to the Securities Purchase Agreement, including, without limitation, satisfying all conditions to the Equity Closing (as defined in the Securities Purchase Agreement).  For the period beginning on the date hereof and ending on the earlier of the Maturity Date and the Equity Closing, without the prior written consent of the Holder, not to be unreasonably withheld or delayed, neither the Company nor any Subsidiary shall consummate, or enter into or continue (and shall immediate cease) any discussions with any person or entity relating to, any equity or equity-linked financing of the Company or any Subsidiary that is not consistent with the terms and conditions of the Equity Financing unless, as liquidated damages, and not as a penalty, the Company (i) pays to the Holder in cash an amount equal to the price per Unit as set forth in the Securities Purchase Agreement as if the Holder had actually converted the Note into the Preferred Stock and (ii) issues the Holder the Unit Warrants.

(d)           Indebtedness.  The Company will not, prior to the Maturity Date, issue or otherwise become obligated to pay, create, incur, assume or suffer to exist any indebtedness, other than customary indebtedness incurred in the ordinary course of business, without the prior written consent of the Holder.

3.           Events of Default.  Subject to the subordination provisions herein, the entire unpaid Principal Amount and accrued Interest under this Note shall immediately become and be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, if any one or more of the following events (herein called “Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing:

(a)           the Company shall default in the performance of, or violate any of the covenants and agreements contained in this Note, including without limitation, the failure to pay amounts due under this Note on its Maturity Date, or any of the other Notes on their Maturity Date;

(b)           the Company shall default in the performance of, or violate any of the covenants and agreements, or breach in any material respect its representations and warranties contained in the Securities Purchase Agreement;

(c)           there shall be a dissolution, termination of existence, suspension or discontinuance of the Company’s or any of its Subsidiaries’ (as defined in the Securities Purchase Agreement) business for a continuous period of 10 days or it ceases to operate as going concern;

(d)           the Company or any Subsidiary shall have received:

(i)           any oral or written notice from the SEC, FINRA (as defined in the Securities Purchase Agreement) or any state securities regulatory authority of any pending or threatened action or proceeding relating to the revocation or modification of any registration or qualification of the Company’s broker-dealer Subsidiaries as broker-dealers (it being agreed by the Company that it shall immediately notify the Holder of any such occurrence); or

(ii)           a final, non-appealable denying appeal order from FINRA of the Form 1017 application (or any similar application, if required) in connection with the transactions contemplated by the Securities Purchase Agreement;

(e)           if the Company or any Subsidiary of the Company shall:

(i)           admit in writing its inability to pay its debts generally as they become due;

(ii)           file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii)           convey any material portion of the assets of the Company to a trustee, mortgage or liquidating agent or make an assignment for the benefit of creditors;

(iv)           consent to the appointment of a receiver, trustee, custodian or similar official, for the Company or any material portion of the property or assets of the Company; or

(v)           on a petition in bankruptcy filed against it, be adjudicated a bankrupt; or

(vi)           file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof;

(f)           if a court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Company or the applicable Subsidiary of the Company, a receiver of the whole or any substantial part of the Company’s or any Subsidiary’s assets;

(g)           if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of the Company’s or any of its Subsidiaries assets; or

 (h)           if an event of default or acceleration of the stated maturity occurs under the Senior Indebtedness (as defined below).

4.           Remedies.  In case any one or more of the Events of Default specified in Section 3 hereof shall have occurred and be continuing, the Holder may proceed to protect and enforce the Holder’s rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Holder.

5.           Subordination.  The indebtedness evidenced by this Note is subordinated and junior in right of payment to all Senior Indebtedness (as defined below) to the extent and in the manner set forth in this Section 5.  In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, debt readjustment or composition or other similar proceeding relative to the Company, (ii) any proceeding for voluntary liquidation, dissolution or other winding up of the Company or (iii) any assignment for the benefit of creditors or any other marshaling of the assets of the Company, then and in any such event the holders of all Senior Indebtedness shall first be paid in full the principal thereof and prepayment charges, if any, and interest at the time due thereon before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of this Note.  Unless and until all Senior Indebtedness has been fully paid and satisfied in cash, the Holder of this Note shall not (i) accept or receive, by setoff or in any other manner, from the Company the whole or any part of any sums which may now or hereafter be owing to the Holder by the Company, (ii) declare or in any other manner find or hold the Company in default, or (iii) commence, prosecute or participate in any administrative, legal or equitable action against the Company concerning this Note.  For purposes hereof, the term “Senior Indebtedness” shall mean the principal, premium (if any), unpaid interest and other obligations arising out of (i) that certain note, in the principal amount of Three Million ($3,000,000) Dollars, dated June 30, 2008, issued to St. Cloud Capital Partners II, L.P. and (ii) up to $1,000,000 of other senior indebtedness that may be incurred by the Company after the date hereof in favor of St. Cloud Capital Partners II, L.P., all of which shall rank senior to this Note.

6.           Prepayment.  This Note shall be payable at the option of the Company at any time on or after March 30, 2015 and without prepayment penalty upon thirty (30) days notice.  Upon the occurrence of a Change of Control, this Note shall be automatically due and payable.  In the event of a Change of Control or any prepayment, whether partial or in full, the Company will give the Holder not less than fifteen (15) calendar days prior written notice, and during such fifteen (15) day period, Holder shall be entitled to exercise it optional conversion feature.  “Change of Control” shall be deemed to mean (i) any transaction or series of related transactions (including any reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting power of the Company, or (ii) a sale of all or substantially all of the assets of the Company to another person.

7.           Registration Rights.  The Holder shall be entitled to the rights set forth under that certain registration rights agreement dated as of March 30, 2012, by and between the Holder and the Company, to allow for, among other things, the registration of the resale of the Common Stock issuable upon conversion of this Note under the Securities Act of 1933, as amended.

8.           Amendments and Waivers.  The terms of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with the Holder’s consent.

9.           Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Securities Purchase Agreement.

10.           Severability.  The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

11.           Governing Law; Venue.  This Note shall be governed by and construed under the laws of the State of New York applicable to agreements made and to be performed entirely within such jurisdiction.  The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE.

12.           Waivers.  The nonexercise by either party of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

13.           Costs.  If an action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

14.           Successors and Assigns.  This Note shall be binding upon the successors or assigns of the Company and shall inure to the benefit of the successors and assigns of the Holder.

IN WITNESS WHEREOF, the Company has have caused its duly authorized officers to execute this Note as of the date first written above.

COMPANY: NATIONAL HOLDINGS CORPORATION By: /s/ Mark H. Goldwasser Name: Mark H. Goldwasser Title: Chief Executive Officer

[SIGNATURE PAGE TO CONVERTIBLE NOTE]

EXHIBIT A
WRITTEN ELECTION TO CONVERT

National Securities Growth Partners LLC, the registered holder of this 6% Convertible Subordinated Promissory Note, issued March 30, 2012 hereby gives notice of the conversion of $3,300,000 of Principal Amount, together with accrued interest into Units of National Holdings Corporation at the applicable Conversion Price.

Signature of Holder: NATIONAL SECURITIES GROWTH PARTNERS LLC By: ______________________________________________ Name: Title:

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